Exhibit 99.1

Placer Sierra Bancshares Announces Retirement of Robert C. Campbell, Jr., From the Position of President of the Bank of Orange County Division

SACRAMENTO, Calif., April 6 /PRNewswire-FirstCall/ — Placer Sierra Bancshares (Nasdaq: PLSB), a $1.8 billion commercial banking company serving the Central and Southern California markets, announced today that Robert C. Campbell, Jr., will retire from the position of president of the Company’s Bank of Orange County Division effective April 30, 2005. Mr. Campbell’s responsibilities will be assumed by Marshall V. Laitsch, who was named president of the Company’s Southern California Division in January 2005. Mr. Campbell, 63, will remain in an advisory role with Placer Sierra Bancshares for the duration of his employment contract, reporting directly to Chairman and CEO Ron Bachli.

“As we indicated earlier, we expected that Bob’s involvement in the transition of the Bank of Orange County Division into a larger Southern California Division would not be completed until the end of 2005,” said Mr. Bachli. “However, through Bob’s efforts and the close professional relationship of Bob and Marshall, the transition has been completed much earlier than we expected.”

“We are very appreciative of the work Bob has done to build Bank of Orange County into one of the premier community banks in Southern California. Bob was instrumental in building the high quality and earnings performance of the Bank of Orange County Division. His efforts have helped produce an excellent foundation for continuing the growth of our Southern California franchise. I am very pleased that Bob will remain in an advisory role and continue to be a valuable asset for myself and the Company,” said Mr. Bachli.

About Placer Sierra Bancshares

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 32 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offer their customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

This press release contains statements of a forward-looking nature which represent the beliefs of Placer Sierra Bancshares’ management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to Placer Sierra Bancshares, which would cause actual results to differ materially from those projected. For a discussion about factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Placer Sierra Bancshares . Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Placer Sierra Bancshares undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.